SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K


                                CURRENT REPORT

                                 -------------

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): June 7, 2001


                             SL GREEN REALTY CORP.
            (Exact name of Registrant as specified in its Charter)




                                   Maryland
                           (State of Incorporation)


                    1-13199                               13-3956775
           (Commission File Number)             (IRS Employer Id. Number)



                                420 Lexington Avenue               10170
                                New York, New York              (Zip Code)
                   (Address of principal executive offices)

                                (212) 594-2700
             (Registrant's telephone number, including area code)

Item 5.       Other Events

         On June 7, 2001, SL Green Realty Corp. ("SL Green") completed the acquisition of 317 Madison Avenue for an aggregate purchase price of $105.6 million. The property was acquired from Richfield Investment Company. A copy of the Sale-Purchase Agreement is attached as an exhibit to this Form 8-K.

         The 22-story building contains approximately 450,000 square feet and is located at the Northeast corner of Madison Avenue and 42nd Street with direct access to Grand Central Station.

         SL Green intends to reposition and upgrade the property, capitalizing on its strategic location in Midtown Manhattan. After upgrading the building, SL Green expects to benefit from the re-leasing of space upon the expiration of leases at the property, which are below current market levels. Current in-place average rents at the property are under $30 per square foot for existing leases.

         The acquisition will be funded, in part, with proceeds from the sale of 1412 Broadway in a reverse 1031 tax-free exchange, thereby deferring capital gain resulting from such sale. A copy of the Qualified Exchange Accommodation Agreement is attached as an exhibit to this Form 8-K. The balance of the acquisition was funded using SL Green's line of credit.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits

         Financial statements and pro forma financial information pursuant to Rule 3-14 of Regulation S-X are currently being prepared. SL Green expects to file such financial statements and information under cover of Form 8-K/A as soon as practicable.

(c)      Exhibits

         10.1 Sale-Purchase Agreement, dated as of June 7, 2001, between Richfield Investment Company and Green 317 Madison LLC

         10.2 Qualified Exchange Accommodation Agreement, dated as of June 7, 2001, between Green 1412 Broadway LLC and BEC 317 LLC

         99.1   Press release, dated June 7, 2001

                                  SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 SL GREEN REALTY CORP.



                                  By:  /s/ Thomas E. Wirth
                                     --------------------------------------
                                     Thomas E. Wirth
                                     Executive Vice President, Chief Financial
                                     Officer


Date:  June 18, 2001